Exhibit 99.1

PACKETEER®, INC. ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

CUPERTINO, Calif. – January 27, 2005 – Packeteer®, Inc. (NASDAQ: PKTR), the pioneer and global leader in Application Traffic Management, today announced record revenues and results of operations for the quarter and year ended December 31, 2004.

Net revenues for the fourth quarter 2004 were $26.2 million, compared with $23.1 million for the third quarter 2004, an increase of 14%. Net revenues for the fourth quarter 2003 were $20.0 million. Net income for the fourth quarter 2004 was $4.7 million or $0.14 per diluted share. This compares to third quarter 2004 net income of $3.4 million or $0.10 per diluted share. The fourth quarter 2003 net income was $3.3 million or $0.10 per diluted share. Net revenues for the year 2004 were $92.4 million, an increase of 27%, compared to $72.7 million for the year 2003. Net income for the year 2004 was $13.5 million or $0.39 per diluted share compared to net income of $11.0 million or $0.32 per diluted share for the year 2003.

The effective tax rate for the year 2004 was 4% and included a tax benefit related to the release of a portion of our valuation allowance in the fourth quarter 2004.

The balance sheet at the end of Q4 2004 remained strong. Cash, cash equivalents and investments of $92.2 million at December 31, 2004 were $9.8 million lower than the balances of $102.0 million at September 30, 2004. The decrease was primarily due to payments of approximately $17.3 million relating to the previously announced acquisition of Mentat, offset by continued positive operation cash flows. Accounts receivable of $16.8 million at December 31, 2004 represented 59 days sales outstanding compared to 52 days sales outstanding at September 30, 2004. Total inventories of $3.1 million at December 31, 2004 were consistent with the balances at September 30, 2004.

“We are delighted with the increases in revenues and earnings we achieved this quarter,” said Dave Côté, President and CEO. “The results reflect our heightened focus around solid execution across the entire company. The response from global enterprise customers and our sales channels continues to be enthusiastic, resulting in larger opportunities. We also completed the acquisition of Mentat, bringing important new capabilities to the company for the future.”

A Conference Call with company management will be held Thursday, January 27, 2005 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.fulldisclosure.com. A replay of the call will be available on the website until February 3, 2005. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer

Packeteer®, Inc., (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer at +1 (408) 873-4400 or visit the company’s web site at www.packeteer.com.

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Safe Harbor Clause

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 5, 2004, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.

Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three months ended
	December 31,		Twelve months ended
	(unaudited)		December 31,
	2004	2003	2004	2003
Net revenues
Product revenues	$21,193	$16,432	$74,557	$60,294
Service revenues	5,046	3,603	17,880	12,429

Total net revenues	26,239	20,035	92,437	72,723

Cost of revenues
Product costs	4,749	3,436	16,780	12,520
Service costs	1,680	1,300	6,057	4,516

Total cost of revenues	6,429	4,736	22,837	17,036

Gross profit	19,810	15,299	69,600	55,687

Operating expenses:
Research and development	3,909	3,297	14,973	12,202
Sales and marketing	10,316	7,043	35,504	26,433
General and administrative	1,677	1,432	6,061	5,494
Amort of purchased intangible assets	38	—	38	—

Total operating expenses	15,940	11,772	56,576	44,129

Operating income	3,870	3,527	13,024	11,558

Other income, net	455	160	1,127	701

Income before provision (benefit) for income taxes	4,325	3,687	14,151	12,259

Provision (benefit) for income taxes	(353)	369	627	1,226

Net income	$4,678	$3,318	$13,524	$11,033

Basic net income per share	$0.14	$0.10	$0.41	$0.35

Diluted net income per share	$0.14	$0.10	$0.39	$0.32

Shares used in computing basic net income per share	33,264	32,321	32,994	31,634

Shares used in computing diluted net income per share	34,567	34,922	34,502	34,364

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
Assets:
Cash, cash equivalents and investments	$92,197	$86,707
Accounts receivable, net	16,828	11,042
Inventories	3,106	2,691
Property and equipment, net	3,066	2,593
Other assets	4,316	1,666
Intangible Assets, net	16,690	—

Total assets	$136,203	$104,699

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$18,716	$10,868
Leases and note payable	—	596
Deferred rent and other	381	225
Deferred revenue	16,157	9,592

Total liabilities	35,254	21,281

Stockholders’ equity	100,949	83,418

Total liabilities and stockholders’ equity	$136,203	$104,699

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve months ended
	December 31,
	2004	2003
Net cash provided by operating activities	$21,361	$15,071
Net cash used in investing activities	(34,951)	(42,958)
Net cash provided by financing activities	3,592	7,407

Net decrease in cash and cash equivalents	(9,998)	(20,480)

Cash and cash equivalents at beginning of period	25,664	46,144

Cash and cash equivalents at end of period	15,666	25,664

Investments	76,531	61,043

Total cash, cash equivalents and investments	$92,197	$86,707